UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2011

NESS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-50954	98-0346908
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Ness Tower Atidim High-Tech Industrial Park, Building 4 Tel Aviv 61580, Israel		Ness Technologies 300 Frank W. Burr Boulevard, 7th Floor Teaneck, NJ 07666
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: +972 (3) 766-6800

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On August 30, 2011, Ness Technologies, Inc., a Delaware corporation (the “Company”), held a special meeting of stockholders (the “Special Meeting”).

The following matters were submitted to a vote of the Company’s stockholders at the Special Meeting: (i) a proposal to adopt the Agreement and Plan of Merger, dated as of June 10, 2011, by and among the Company, Jersey Holding Corporation and Jersey Acquisition Corporation; (ii) a proposal to adjourn the Special Meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the Agreement and Plan of Merger if there are insufficient votes to adopt the Agreement and Plan of Merger at the time of the Special Meeting; and (iii) a non-binding proposal to approve certain compensation arrangements for the Company’s named executive officers in connection with the merger contemplated in the Agreement and Plan of Merger.  The number of shares of common stock outstanding and eligible to vote as of the record date for the Special Meeting, July 18, 2011, was 38,227,318.

Each of the matters submitted to a vote of the Company’s stockholders at the Special Meeting was approved by the requisite vote of the Company’s stockholders.  Set forth below is the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes, as to each such matter:

Proposal	For	Against	Abstain	Broker Non-Vote
Proposal to adopt the Agreement and Plan of Merger	28,511,919	53,265	2,175	-

Proposal to adjourn the Special Meeting	26,859,469	1,700,515	7,375	-

Non-binding proposal to approve certain named executive officer compensation arrangements	25,742,080	2,763,436	61,843	-

Item 8.01.	Other Events.

On August 30, 2011, the Company issued a press release announcing the results of the Special Meeting.  A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release dated August 30, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NESS TECHNOLOGIES, INC.

Dated: August 30, 2011	By:	/s/ Ilan Rotem
Name: Ilan Rotem
Title: Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated August 30, 2011.